Exhibit 10.2
LEASE AGREEMENT
THIS LEASE AGREEMENT is made effective as of the 1st day of January, 2008, between Whittymore, LLC (hereinafter referred to as “Landlord”) and Cereplast, Inc., a Nevada corporation (hereinafter referred to as “Tenant”).
WITNESSETH:
WHEREAS, Landlord wishes to lease to Tenant, and the Tenant wishes to lease from Landlord, that real estate described in Exhibit A, which is attached hereto, made a part hereof, and incorporated herein.
NOW, THEREFORE, for and in consideration of the mutual promises, covenants, conditions, and agreements herein contained, Landlord agrees to lease and demise the Leased Premises (as defined herein), and the Tenant agrees to lease said Leased Premises from the Landlord, upon the following terms and conditions:
Article I. Basic Lease Provisions
Section 1.1. Basic Lease Provisions.

(a)	Commencement Date:	January 1, 2008 (the “Commencement Date”).

(b)	Landlord:	Whittymore, LLC
c/o Dillard Whittymore III
PO Box 101
Brownstown, IN 47220

(c)	Tenant:	Cereplast, Inc.
3421-3433 West El Segundo Boulevard
Hawthorne, CA 90250

and

2213 Killion Avenue
Seymour, IN 47274
(d) Lease Term: Subject to extension pursuant Section 9.8, the initial term (“Initial Term”) of this lease shall be for ten (10) years. The Initial Term commences as of the Commencement Date, and terminates on December 31, 2018, subject to extension.
(e) Option to Renew: The Tenant shall have one (10) ten-year renewal option and one five (5) year renewal option to extend the term of this lease. The first option shall extend from January 1, 2019 through December 31, 2028; and the second option shall extend from January 1, 2029 through December 31, 2033. In order to exercise the option to renew, the Tenant shall provide Landlord with notice 180 days prior to the expiration of the previous lease term.
(f) Right of Early Termination: Tenant shall have the right to terminate the lease prior to the expiration of any term by paying an early termination fee equivalent to one year’s rent to the Landlord.

Upon notice of termination, Tenant shall surrender possession of the premises in thirty (30) days or as otherwise allowed by Landlord in writing.
(g) Basic Rent. The Basic Rent shall be computed at a rate of $2.86 per square foot per year for the initial Lease Term of this lease. Annual rental shall be $300,000.00 per year. Rent shall be paid in the amount of Twenty-Five Thousand and 00/100 Dollars ($25,000.00) per month.
Said rent is due in equal monthly installments on the first day of each month beginning on the Commencement Date. If the Commencement Date is not the first day of a calendar month, rent shall be prorated based on the number of days in such month. Said payments shall continue from month to month (prorated on a daily basis, if necessary due to the termination of this Lease on a day other than the last day of any month), unless canceled by either party as provided herein.
(h) Leased Premises: The real estate located in Seymour, Jackson County, Indiana, the legal description of which is described in Exhibit A annexed hereto; and the building and improvements thereon, which are described in architectural renderings in Exhibit B, annexed hereto.
Landlord discloses and Tenant understands that Landlord has granted an emergency access easement to Golden Endeavors, LLC over and along a gravel lane running from North to South along the West side of demised real estate. Landlord represents and warranties that this easement is for emergency use only and not for commercial ingress and egress. Landlord will provide a copy of the access agreement and legal description to Tenant.
(i) Purpose of Lease: The purpose of this Lease is for the use of the Leased Premises for a commercial warehouse, manufacturing, storage, and shipping facility with related office uses.
Section 1.2. Significance of Basic Lease Provisions. Each reference to any Basic Lease Provision shall be deemed to incorporate all of the items provided under that Basic Lease Provision.
Section 1.3. Option to Purchase. Tenant shall have the option to purchase the demised real estate and improvements thereon at any time during the Initial Term of this lease. In the event that Tenant exercises this option to purchase, the purchase price shall be $3,900,000.00.
(a) Period of Option and Exercise. This Option may be exercised by Tenant giving notice of exercise to Landlord during the Initial Term. If Tenant exercised this Option, its obligation to complete and close the purchase of the Leased Premises is subject to Landlord being able to convey marketable title to the Leased Premises to Tenant subject only to:
(1) taxes and assessments which Tenant has agreed to pay;
(2) covenants, conditions, restrictions, agreements and easements, if any, of record, to which Tenant has no obligation; and
(3) public streets, rights of ways and highways.
(b) Title Insurance. Within ten (10) days of notification by Tenant to Landlord that it is exercising this Option, Landlord, at its sole cost and expense, shall furnish Tenant with a commitment for an Owner’s Policy of title insurance, in an amount equal to the Purchase Price from a title Company acceptable to Purchaser (“the title Company”) insuring Tenant as owner and insuring marketable title in the name of Landlord, without exception as to mechanic’s or similar liens, and free and clear of any and all secured debts, liens, judgments, encumbrances, leases, parties in possession, licenses, covenants, restrictions, easements, encroachments, and any other matters of any nature effecting title, except as otherwise permitted herein.

(c) Exceptions to Title. Tenant shall advise Landlord after receipt of the title Insurance Commitment of Tenant’s objection to title, if any, specifying each objection in writing. If written objections are received by Landlord, Landlord shall have thirty (30) days within which to remove the objections, and if necessary, the Closing Date shall be extended accordingly. If the objections cannot be cleared within this period of time, Tenant may waive the objections, in writing, and close this transaction or may elect not to close.
(d) Closing Location. If Tenant exercises this Option, then the transaction shall be closed at the offices of the Title Company within ten (10) days of Tenant notifying Landlord that all conditions precedent have been satisfied and that it is satisfied as to the title to the Real Estate.
(e) Deed. At closing, Landlord shall execute and deliver to Tenant a Warranty Deed in a form acceptable to Tenant. A proposed form of the Deed shall be furnished to Tenant with the Commitment. Tenant shall advise Landlord after receipt of the proposed form Deed of any objections thereto. If Landlord does not agree to cure these objections, then Tenant may waive the objections and close this transaction or may cancel this Option.
(f) Insured Closing. The closing shall be conducted as an insured closing. The Title Company shall mark-up the Commitment to delete the Requirements Section and shall date the marked-up Commitment as of the date of closing. The Title Company shall mark-up the Commitment to show Tenant as the insured.
(g) Closing Costs.
(1) at closing, Landlord shall be charged with the following:
(i) the fees for preparation of the Deed;
(ii) the cost of title report, title search and of a title insurance policy in the amount of the purchase price;
(iii) one-half (1/2) of the Sales Disclosure fee.
(2) At closing, Tenant shall be charged with the following:
(i) the cost of recording the Deed;
(ii) the closing fee;
(iii) one-half (1/2) of the Sales Disclosure fee.
Section 1.4 Right of First Refusal. During any renewal term of this Lease, Tenant shall have the right of first refusal to purchase the Leased Premises. Upon the receipt of a bona fide offer from a third party, Landlord shall provide Tenant with thirty (30) days notice within which to exercise its right of first refusal to purchase the Leased Premises for the price and on the terms of the intended sale.

Section 1.5. Conditions Precedent. Tenant’s obligations under the Lease are subject to the satisfaction of the following conditions prior to January 1, 2008, unless satisfaction of these conditions are waived in writing by Tenant:
(a) Tenant having received an updated Phase I environmental site assessment showing the environmental condition of the Leased Premises to be acceptable to Tenant. The environmental site assessment shall be performed by an environmental engineering firm acceptable to Tenant at the sole cost and expense of Landlord.
(b) Tenant having received a commitment for a leasehold policy of title insurance in the amount of Three Million Dollars ($3,000,000.00) from a title insurance company acceptable to Tenant insuring Tenant’s leasehold interest and which shows title to the Leased Premises in a condition acceptable to Tenant. Seller shall bear the cost and expense of the commitment
(c) Tenant having received a survey conforming to a minimum standard for Indiana Land Title Survey certified by a land surveyor or engineer registered in the State of Indiana and certified to Tenant showing the location of all improvements and easements located on or about the Leased Premises and the location of all encroachments on adjacent real estate or from adjacent real estate onto the Leased Premises. Landlord shall bear the cost of the survey.
(d) Tenant having received a letter from the company that installed a fire suppression system that the system is in good working order and complies with all applicable codes as of the date of the letter, which letter shall be dated no earlier than November 29, 2007.
(e) Tenant having received a survey depicting the emergency access easement described in Section 1.1(h) an the agreement creating the easement which show that the emergency access easement is not situated so as to interfere with Tenant’s rail expansion plans.
Article II. The Demise
Section 2.1. Demise. Landlord hereby leases and demises the Leased Premises to Tenant to have and to hold the Leased Premises for the Lease Term to be used by Tenant for only the purposes stated in Section 1.1(g) above, and for such other lawful purposes as to which Landlord has given its prior written consent, which consent shall not be unreasonably withheld or delayed.
Section 2.2. Use and Compliance with Laws. Tenant shall keep the Leased Premises in a clean and orderly condition and shall operate in a safe and careful manner and shall not maintain, permit, or suffer any nuisance or waste to occur or exist on the Leased Premises. Tenant shall comply with all federal, state, and local laws, rules, regulations, and ordinances applicable to its business and the use and operation of the Leased Premises.
Article III. Rent, Taxes, and Other Charges
Section 3.1. Basic Rent. The Basic Rent, should any be due, shall be paid to Landlord at the address set forth in Section 1.1(b) or to such other payee or at such other address as Landlord may hereafter designate in writing to Tenant.
Section 3.2. Impositions. Landlord covenants and agrees to pay all real estate taxes and assessments, including assessments for public improvements, utilities or benefits, which may be laid, levied, assessed, or imposed, upon or become due and payable and a lien upon the Leased Premises or any part thereof during the Lease Term (“Impositions”). Tenant shall forward or cause to be forwarded to Landlord a copy of all statements for real estate and other taxes as received. In the alternative, Tenant may pay such taxes and Landlord shall reimburse Tenant for such payments within twenty (20) days after receipt of written notice to do so, accompanied by a copy of the tax bill.

Section 3.3. Contest of Impositions. Landlord shall have the right to contest the amount or validity of any Imposition by appropriate legal proceedings, but this shall not be deemed or construed in any way as relieving Landlord of its covenant to pay any such Imposition. Tenant shall join in any such proceeding to the extent necessary to permit Landlord to properly prosecute the same; provided, however, that Tenant shall not be subjected to any liability for payment of any costs or expenses in connection with any such proceeding brought by Landlord, and Landlord hereby covenants to indemnify and hold Tenant harmless from any such costs or expenses.
Section 3.4. Utility Charges. Tenant shall pay for all sewer charges, electricity, gas, heat, cable, internet, television, telephone, and water used by it upon the Leased Premises. It is specifically understood and intended that the Basic Rent does not include utilities. Landlord warrants to Tenant that the Leased Premises are now connected to sewer, electric, water, gas, and telephone utilities and the Tenant will not be required to install infrastructure to obtain service from the utility providers; however, Tenant will be responsible for installation of its own telephone system, if the wiring, control panels, etc. are not compatible with the system now on site. The facility is not wired for cable or satellite television access and such connection charges will be the responsibility of the Tenant.
Section 3.5. Public Liability and Property Damage Insurance. Tenant shall carry public liability and property damage insurance against claims for bodily injury or death, in limits of not less than One Million Dollars ($1,000,000.00) for any one occurrence upon request. Tenant shall furnish Landlord with a certificate evidencing such coverage.
Section 3.6. Property Insurance and Re-Construction. Landlord shall maintain insurance on the full, fair, insurable value of the Leased Premises so as to insure the improvements located on the real estate described in Exhibit A to their full replacement cost without depreciation against fire and other casualties normally covered by an “all risk” endorsement and in an amount sufficient to prevent Landlord from becoming a co-insurer within the terms of the applicable policies. In the event of any injury or damage to the improvements, Landlord shall promptly undertake the restoration thereof to the condition that existed prior to injury or damage and rent shall abate in proportion to Tenant’s inability to efficiently use the Leased Premises prior to completion of such restoration work by Landlord. In the event the injury or damage in not capable of being, or is not actually, restored by Landlord within ninety (90) days’ of the occurrence thereof, Tenant may, upon written notice to Landlord, terminate this Lease.
Article IV. Quiet Enjoyment
Section 4.1. Quiet Enjoyment. Landlord, for itself, and its successors and assigns, covenants that Tenant, its successors and assigns, shall have continuous, peaceful, uninterrupted, and exclusive possession and quiet enjoyment of the entire premises during the term of this Lease.
Article V. Improvements
Section 5.1. Inspection. Landlord may, during the Lease Term at reasonable times and during usual business hours, enter to view the Leased Premises and may show the Leased Premises to others and may at any time within thirty (30) days next preceding the expiration of the Lease Term, affix to any suitable part of the Leased Premises a notice for letting the Premises, and keep the same affixed without hindrance or molestation. Landlord shall provide Tenant with 24 hours prior verbal notice before inspection of the Leased Premises.

Section 5.2. Alterations and Improvements. Tenant shall obtain the Landlord’s approval of all plans and contracts for the construction of any alterations and improvements prior to the commencement of construction, which approval shall not be unreasonably withheld, conditioned or delayed. Tenant shall deliver to Landlord written notice describing the proposed alteration or improvement and provide Landlord with copies of all plans and specifications therefor. Landlord shall have thirty (30) days from the date of delivery of the notice and plans and specifications to make objection thereto. If no objection is received by Tenant to Landlord within thirty (30) days of delivery of the notice and of plans and specifications, Landlord shall be deemed to have consented to the proposed alterations or improvements. Tenant shall insure that all contractors, sub-contractors, laborers and suppliers performing work or supplying materials for the alterations or improvements are paid in full. Tenant shall obtain lien waivers in a form acceptable to Landlord from such contractors, sub-contractors, suppliers, and material men performing work or supplying or leasing materials for the alterations or improvements. All alterations and improvements constructed on the Leased Premises by Tenant shall be constructed in a good and workmanlike manner; and in compliance with all applicable laws, ordinances, rules, regulations, or orders of any State or other public authority and, when made, shall be deemed the property of Landlord.
Section 5.3. Surrender Upon Termination. At the expiration of the Lease Term, Tenant shall surrender the Leased Premises to Landlord in good condition and repair, ordinary wear and tear excepted. Upon such expiration, Tenant shall be permitted to remove its trade fixtures, as well as any personal property, machines, and equipment placed on the Leased Premises by Tenant. Tenant shall surrender the premises broom clean. If Tenant has not removed such property within thirty (30) days after the expiration of the Lease Term, the property not so removed shall be deemed abandoned and shall become the property of the Landlord.
Section 5.4. Mechanics’ Liens. Tenant shall not suffer or permit any mechanics’ liens to be filed against the fee of the Leased Premises nor against Tenant’s leasehold interest in the Leased Premises by reason of work, labor, services, or materials supplied or claimed to have been supplied to Tenant, its contractors, sub-lessees, licensees, or assigns, either prior or subsequent to the commencement of the term hereof. If any such mechanics’ lien shall at any time be filed, Tenant shall, within thirty (30) days after the filing thereof, initiate such action as it deems appropriate, as provided by applicable Indiana law, to (a) post bond, or other surety, while appealing or contesting such lien claim; or (b) give notice to the lien holder to file suit to foreclose the lien; or (c) bring whatever other action against the lien holder Tenant deems appropriate to cause the lien to be discharged of record.
Section 5.5. Maintenance. The Landlord agrees that it shall keep the structure, including the roof, gutters, exterior walls, windows/ window frames, footings, foundations, and slab in good repair, at Landlord’s sole cost and expense. The Landlord shall not be required to make any repairs which may be occasioned by the act or negligence of the Tenant, except to the extent such repair is covered by Landlord’s insurance.
The non-structural exterior of the building and the grounds shall also be kept in a clean and safe condition at the sole expense of Tenant. By way of example, the parties intend this provision to apply to outside storage, debris, snow removal, loading dock facilities, lawn mowing, parking lot maintenance, etc.
Landlord represents and warrants to Tenant, its successors and assigns, that the plumbing, heating, sprinkler and other mechanical appurtenances on or to the Leased Premises are in good working order and comply with all applicable building laws, rules, regulations and codes as of January 1, 2008.

Article VI. Condemnation
Section 6.1. Apportionment. If at any time during the Lease Term the whole or any part of the Leased Premises shall be taken for any public or quasi-public use, under any statute, or by right of eminent domain, then, in such event, the award, obtained by settlement or trial, shall be paid to Landlord and Tenant in proportionate shares depending upon the assessment of damages and their apportionment between the Landlord’s real estate and the Tenant’s improvements
Section 6.2. Reduction in Rent. Amounts received by Landlord upon such a taking shall reduce the Basic Rent in proportion to the area taken. Such reduction shall take effect as of the date upon which condemnation proceeds are paid to Landlord.
Section 6.3. Temporary Taking. If all or any portion of the Leased Premises is taken by the exercise of the right of eminent domain for governmental occupancy for a limited period, this Lease shall not terminate and Tenant shall continue to perform its obligations hereunder as though such taking had not occurred except to the extent that it may be prevented from so doing pursuant to the terms of the order of the authority which made the taking, but rent and other charges shall abate to the extent and in proportion to Tenant’s loss of use of the Leased Premises during such temporary taking.
Section 6.4. Control of Proceeding. In the event of any such proceedings, Tenant shall be made a party to such proceedings. Landlord shall give Tenant written notice within five (5) days of the receipt by Landlord of any official notice (written or otherwise) of any contemplated condemnation or taking by eminent domain of any such land. Landlord and Tenant may negotiate jointly or separately with respect to any such contemplated condemnation as each deems to be in its best interest.
Section 6.5 Termination by Tenant. If the whole of the Leased Premises shall be taken or condemned, or if such a portion of the Leased Premises shall be so taken that as a result thereof the balance cannot be used for the same purpose and with substantially the same utility to Tenant as immediately prior to such taking (for purposes of this paragraph, the parties agree that at Tenant’s election, a taking or partial taking of any portion of Tenant’s parking or truck turnaround area shall be deemed to prohibit Tenant’s use of the Leased Premises for the same purpose and with substantially the same utility to Tenant as immediately prior to such taking), Tenant may terminate this Lease by giving written notice thereof of to Landlord and the Lease term shall terminate upon delivery of possession to the condemning authority.
Article VII. Default
Section 7.1. Default by Tenant. The occurrence of any of the following shall constitute an event of default by Tenant:
(a) In the event that the monthly installment of basic rent is more than five (5) days late, Tenant shall incur a ten (10%) percent penalty of the basic monthly installment, but the Tenant shall not be deemed in default unless it exceeds a fifteen (15) day grace period after the due date of the rent.
(b) Failure by Tenant to perform or comply with any of the conditions or covenants contained in this Lease, other than those referred to in the foregoing subsection (a), for a period of thirty (30) days after written notice of such failure is delivered to Tenant, except for any default not susceptible of being cured within such thirty (30) day period, in which event the time permitted Tenant to cure such default shall be extended for as long as shall be necessary to cure such default, provided Tenant commences promptly and proceeds diligently to cure such default, and provided further that such period of time shall not be so extended as to jeopardize the interest of Landlord in this Lease or so as to subject Landlord or Tenant to any civil or criminal liabilities.

(c) Filing by Tenant in any court pursuant to any statute, either of the United States or any state, of a petition in bankruptcy or insolvency, or for reorganization, or for an arrangement, or for the appointment of a receiver or trustee of all or a portion of Tenant’s property, or an assignment by Tenant for the benefit of creditors.
(d) Filing against Tenant in any court, pursuant to any statute, either of the United States or of any state, of a petition in bankruptcy or insolvency, or for reorganization, or for appointment of a receiver or trustee of all or a portion of Tenant’s property, if within sixty (60) days after the commencement of any such proceeding against Tenant, such petition shall not have been dismissed or stayed.
(e) The taking by any party of the Tenant’s interest in the Leased Premises, or any part thereof, upon foreclosure, levy, execution, attachment, or other process of law or equity.
(f) Any warranty, representation, or statement made or furnished to the Landlord by or on behalf of the Tenant which proves to have been false in any material respect when made or furnished.
Section 7.2. Notice of Termination. Upon the occurrence of an event of default, Landlord, within one hundred eighty (180) days of the occurrence, may give written notice to Tenant specifying such event of default and stating that this Lease shall expire on the date specified in such notice and upon the date specified in such notice, this Lease and all rights of Tenant hereunder shall terminate if the default is not cured with the time provided by this lease.
Section 7.3. Surrender Upon Default. Tenant shall peacefully surrender the Leased Premises to Landlord within one hundred eighty days of the occurrence of an event of default by Tenant. Tenant shall be obligated to pay rent so long as it is possession of the leased premises. Landlord, upon or at any time after such expiration, may without further notice re-enter the Leased Premises and repossess it by force, summary proceedings, ejectment, or otherwise, and may dispossess Tenant and remove Tenant and all other persons and property from the Leased Premises and may have, hold, and enjoy the Leased Premises and the right to receive all rental income therefrom.
Section 7.4. Tenant’s Liability.
(a) In the event of surrender upon default Tenant shall be obligated to pay rent so long as it in possession of the leased premises
(b) The prevailing party in any action to enforce the terms of this Lease Agreement shall be liable to the other party for the prevailing party’s reasonable attorneys’ fees and expenses necessary to enforce any term, condition, or covenant of this Lease.
Section 7.5. Advances and Interest. Upon the occurrence of any Event of Default, Landlord may, if such default has not been cured, cure that default at the expense of Tenant. If Landlord in curing such default is compelled to pay or elects to pay any sum of money or do any acts which will require the payment of any sum of money, the sum so paid or incurred shall be reimbursed by Tenant upon demand by Landlord. All sums as to which Tenant is in default of payment, including rental payments, shall bear interest at the rate of ten percent (10%) per annum until paid.

Section 7.6. Default by Landlord. Landlord’s failure or refusal to perform any provision of this Lease which it is obligated to perform or the breach of any covenant made by Landlord herein shall be a default by Landlord. In the event of a default by Landlord, and without waiving any other remedy or claim for damages or breach of this Lease, Tenant may:
(a) Emergency Situation. In an Emergency Situation, as hereinafter defined, if the default is not cured after reasonable notice to (or attempts to notify) Tenant may cure the default at Landlord’s expense, provided that such cure is not more extensive than is reasonably necessary under the circumstances; and
(b) Non-Emergency Situation. In a Non-Emergency Situation, if the default is not cured without thirty (30) days of written notice from Tenant to Landlord (or, if such default is of such a nature as to not be reasonably susceptible to cure within said thirty (30) day period, then the period for cure shall be extended so long as Lessor commences its efforts to cure within said thirty (30) day period and thereafter diligently pursues the same to completion), Tenant may cure the default at Landlord’s reasonable expense.
If Tenant incurs any sum because of Landlord’s default, the reasonable sums paid by Tenant in connection therewith shall be due from Landlord to Tenant upon demand, shall bear interest from the date such expenses are incurred until repaid by Landlord at the rate of twelve percent (12%) per annum, and may be offset against Tenant’s Rent obligations hereunder. “Emergency Situation” as used in this Section means a situation that threatens the physical wellbeing of persons in or on the Leased Premises, or that disrupts Tenant’s use and/or occupancy of he Leased Premises or any portion thereof so as to materially interfere with the ordinary conduct of Tenant’s business.
Article VIII. Restrictions on Use
Section 8.1. Amendments or Revisions. It is further understood and agreed that in the event any part, provision, or condition of this Lease Agreement be determined illegal or unconstitutional, that the Landlord and Tenant shall make such amendment, revision, addition or deletion of such condition or provision as shall be required, provided, however, that no such amendment or revision shall affect the rights or agreement of the parties hereto or legal rights and possession in the leasehold, its term or lease rental.
Section 8.2. Non-Discrimination and Equal Opportunity Federal and State Law and Regulations. It is understood and agreed by the Tenant, its agents, or employees that, in the use of these premises herein demised, either for the erection of any structure or building, or in the conduct and operation of its business thereof, the Tenant, its agents, or employees shall comply and conform with all Federal, State, or local law, statutes, regulations, or requirements pertaining to non-discrimination against any person or persons by reason of race, color, creed, sex or national origin, and further as such may relate to employment and equal opportunity of persons under any such legal requirements of Federal, State or local statutes or regulations.
Article IX. Miscellaneous
Section 9.1. Assignment. Tenant shall not assign, mortgage, encumber, or transfer this Lease, its interest in this Lease, or any improvements permitted to be constructed by it on the Leased Premises, in whole or in part, or sublet the leased premises, or any part thereof, nor grant a license or concession in connection therewith without Landlord’s prior written consent, which consent may not be unreasonably withheld. This prohibition shall include any act which has the effect of an assignment or transfer and which occurs by operation of law. It is specifically understood and agreed, however, that no such assignment or subletting shall excuse or relieve the Tenant of responsibility for the full and faithful performance of this Lease by any such assignee or subtenant.

Notwithstanding the foregoing, Tenant shall have the unrestricted right, without obtaining Landlord’s consent, to assign this Lease and/or to sublet all or a portion of the Leased Premises to (i) any parent, subsidiary or affiliated company of Tenant, (ii) any corporation into which Tenant may merge or be consolidated or to which Tenant may sell all or substantially all of its assets, or to (iii) any contractor engaged by Tenant for the purpose of managing the Leased Premises and/or Tenant’s inventory therein; provided, however, that no such assignment or subletting shall release Tenant from any obligation or liability under this Lease.
Section 9.2. No Brokers. Landlord and Tenant each represent and warrant to the other that there are no brokerage fees or real estate commissions due and payable as a result of this Lease. In the event one of the parties breaches this warranty, the breaching party covenants to defend, and indemnify and hold harmless, the other from and against all costs, claims, damages, expenses, and disbursements of any kind whatsoever (including reasonable attorneys’ fees) for any compensation, commission, or charge by, or due to, any broker or real estate agent who alleges to have been employed by the breaching party in connection with this Lease or the negotiation thereof.
Section 9.3 Estoppel Certificates. At any time and from time to time, each party agrees, upon request in writing from the other, to execute, acknowledge, and deliver to the other party a statement in writing certifying that this Lease is unmodified in full force and effect (or if there have been modifications, that the same is in full force and effect as modified and stating the modifications), stating the dates to which the Basic Rent and other charges have been paid, and making such other accurate certifications as the party or its mortgages may reasonably require.
Section 9.4. Right to Mortgage. Landlord shall have the right to mortgage the Leased Premises at any time and without Tenant’s consent. Accordingly, Landlord shall have the right to subordinate this Lease to any mortgage presently existing or hereafter placed upon the Leased Premises by so declaring in such mortgage; and the recording of any such mortgage shall make it prior and superior to this Lease regardless of the date of execution or recording of either document. Tenant shall, at Landlord’s request, execute and deliver to Landlord, without cost, any true and accurate instrument which may be deemed necessary or desirable by Landlord to confirm the subordination of this Lease.
Any subordination of this lease to a mortgage pursuant to the terms of this paragraph, whether by a mortgage placed upon the Leased Premises by Landlord or by the written subordination agreement of Tenant, shall be on the express provision that so long as Tenant shall not be in default of this Lease beyond any applicable notice and/or cure period, the mortgagee, in the exercise of any rights by such mortgagee due to a default of Landlord under the mortgage, shall not disturb the Tenant in its use or enjoyment of the Leased Premises in accordance with the terms of this Lease nor shall Tenant be joined as a party in any such proceeding.
Section 9.5. Fees and Expenses. Each party shall pay the other party’s reasonable expenses, legal costs, and attorneys’ fees incurred in successfully enforcing against the other party any covenant, term, or condition of this Lease.
Section 9.6. Specific Performance. It is expressly provided that the rights and obligations of the parties under this Lease shall be specifically enforceable.

Section 9.7. Indemnification and Release. Regardless of whether or not separate, several, joint, or concurrent liability may be imposed upon Landlord, Tenant shall indemnify and hold harmless Landlord from and against all reasonable expenses, legal costs, and attorneys’ fees, damages, claims, and liability arising from or connected with Tenant’s control or use of Leased Premises, including without limitation, any damage or injury to person or property. This indemnification shall not include any matter for which the Landlord is effectively protected against by insurance; nor shall it include any liability which is attributable to the Landlord’s conduct or negligence. If Landlord shall, without fault, become a party to litigation commenced by or against Tenant, then Tenant shall indemnify and hold Landlord harmless. The indemnification provided by this Section shall include Landlord’s legal costs and fees in connection with any such claim, action, or proceeding. Tenant does hereby release Landlord from all liability for any accident, damage, or injury caused to person or property on or about the Leased Premises, except that due to negligence on the part of Landlord, and notwithstanding whether such acts or omissions be active or passive.
Landlord shall indemnify and hold harmless Tenant from and against all reasonable expenses, legal costs, and attorneys’ fees, damages, claims, and liability arising from or connected with any act or omission of Landlord in or about the Leased Premises, including without limitation, any damage or injury to person or property. This indemnification shall not include any matter for which the Tenant is effectively protected against by insurance; nor shall it include any liability that is attributable to the Tenant’s conduct or negligence. If Tenant shall, without fault, become a party to litigation commenced by or against Landlord, then Landlord shall indemnify and hold Tenant harmless. The indemnification provided by this Section shall include Tenant’s legal costs and fees in connection with any such claim, action, or proceeding.
Section 9.8. Additional Improvements by Landlord.
(a) Paving Improvements. Landlord shall make the following improvements to the leased premises on or before June 30, 2008: increase the number of parking spaces from 18 to to a minimum of 75, to be agreed upon at the time of construction. In addition, Landlord shall within six (6) months of notice by Tenant pave the exit/rail access area which is currently packed gravel.
(b) Expansion Facility. Upon request of the Tenant made during the Initial Term (years one through 10) the Landlord will obtain design and construction bids for a building (“Expansion Facility”) substantially similar to the demised premises to be located adjoining or adjacent thereto. The expansion facility will include same core building infrastructure such as loading gates, sprinkler systems, parking spaces, office area, washrooms and the like.
Upon instructions to proceed by the Tenant to the Landlord, the Landlord shall proceed to construct the Expansion Facility at Landlord’s sole cost and expanse. The terms of this Lease shall apply to the Expansion Facility except the following cost structure shall apply to the rent for the Expansion Facility: (1) In the event that the cost of construction is $3,000,000 or less, the rental rate for the Expansion Facility shall be $3.00 per square foot per year; (2) In the event that the cost of construction is $3,000,000 to $4,000,000, the rental rate for the Expansion Facility shall be no more than a twelve percent (12%) yield on the actual cost of construction. For example if the cost of construction is $4,000,000, annual rent shall be no more than $480,000.
Tenant shall have the right to consult with Landlord and Architect, review and approve the design of the Expansion Facility.
If Landlord cannot afford to make the expansion improvements, then Tenant shall have the right to construct the expansion facility at its own cost and expense.

In the event an Expansion Facility is constructed, whether by Landlord or Tenant after the first three (3) years of the Initial Term, the Initial Term shall not expire earlier than seven years from the date of completion. For example, if the Expansion Facility is completed during the third year of this lease, the Initial Term shall still terminate on December 31, 2018; if the Expansion Facility is completed during the fourth year of this lease, the Initial Term shall still terminate on December 31, 2019; if the Expansion Facility is completed during the tenth year of this lease, the initial term shall still terminate on December 31, 2025; Tenant shall retain its right to exercise its renewal options referenced in 1.1 (e), with appropriate adjustments to termination dates.
Section 9.9. No Waiver. No waiver by Landlord of any default by Tenant shall be effective unless in writing, nor operate as a waiver of any default or of the same default on a future occasion. Landlord’s acceptance of Basic Rent shall not be deemed a waiver of any preceding default.
Section 9.10. Applicable Law and Constitution. This Lease shall be deemed an Indiana contract, and the laws of the State of Indiana shall govern the validity, performance, and enforcement of this Lease. The invalidity or unenforceability of any provision of this Lease shall not affect or impair any other provision. The headings of the several articles and sections contained herein are for convenience only and do not define, limit, or construe the contents of such articles or sections.
Section 9.11. Notice. All notices hereunder shall be given in writing and shall be deemed to have been duly given on the date delivered or refused, if delivered personally, or, if mailed by registered or certified mail, postage prepaid, to the respective addresses specified in paragraphs (b) and (c) of Section 1.1.
Section 9.12. Construction of Terms. Whenever the singular or plural number, or masculine, feminine, or neuter gender is used herein, it shall equally include the other, and the terms and provisions of this instrument shall be construed accordingly.
Section 9.13. Agreement Binding Upon Successors. The covenants, agreements, and obligations herein contained shall extend to, bind, and inure to the benefit not only of the parties hereto, but to their respective successors and assigns. This provision does not modify the provisions governing assignment found elsewhere in this Lease.
Section 9.14. Venue. In the event of any litigation between the Landlord and the Tenant, the Tenant hereby waives a trial by jury, and further agrees that the venue of any such action shall be in the County of Jackson, State of Indiana.
Section 9.15. Severance Provision. Any provision thereof which may prove unenforceable shall not affect the validity of any other provision of any other contract.
Section 9.16. Complete Agreement. All negotiations, considerations, representations, and understandings, between the parties are incorporated herein, and may be modified or altered only by agreement in writing signed by the party to be bound.
Section 9.17. Storage of Supplies Equipment and Materials. The Tenants shall not be permitted to stack or store items outside of the structure which the subject of this Lease Agreement. All storage of supplies, equipment and material shall be, as much as practicable, inside the building itself.

Section 9.18. Environmental Compliance. The Tenant shall not discharge, emit, cause, allow, or threaten to discharge, emit, cause, or allow any contaminant or waste including any noxious odor, either alone or in combination with contaminants from other sources, into the environment or into any publicly owned treatment works in any form which causes or would cause pollution which violates or would violate rules, standards, or discharge or emission requirements adopted by any agency, federal or state. In addition, the Tenant warrants that it shall comply with all federal and state statutes, administrative regulations, and local ordinances with regard to environmental compliance including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act, as amended (“CERCLA”), the Resource Conservation and Recovery Act, as amended (“RCRA”), the Toxic Substance Control Act (“TSCA”), any of the regulations thereunder, and the Indiana Environmental Code, Title 13 of the Indiana Code. From and after the date of this Lease Agreement, the Tenant shall indemnify and hold the Landlord harmless from and against all claims, damages, losses, costs, expenses (including, without limitation, reasonable attorneys’ fees), actions and liabilities arising out of or as a proximate result of the treatment, storage, disposal or the arranging therefor, or the existence on the Real Estate, of any hazardous or toxic substance (including any constituent thereof) due to the act or negligence of the Tenant or the discharge into the environment by the Tenant of any hazardous or toxic substance (including any constituent thereof), including, without limitation, claims or natural resource damage, personal injury, property damage or response or remedial costs, whether at common law or under any domestic or foreign law, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), the Resource Conservation and Recovery Act (“RCRA”), the Toxic Substance Control Act, and any state or federal statute or municipal ordinance creating liability for the treatment, storage or disposal, or the arranging therefore, or the existence on property, of hazardous or toxic substances.
To the knowledge of Landlord, no pollutants or contaminants or other toxic or hazardous substances, or petroleum products, including crude oil or any fraction thereof, including any solid, liquid, gaseous or thermal irritant or contaminant such as smoke, vapor, soot, fumes, acids, alkalis, chemicals or waste regulated by any local, state or federal agency, authority or governmental unit, statute, law, ordinance or regulation (including materials to be recycled, reconditioned or reclaimed) collectively the “Substances”) have been discharged, dispersed, released, stored, treated, generated, disposed of or allowed to escape on or about the building or the Leased Premises, or in or about the property of which the building is a part. Further, Landlord represents and warrants to Tenant that (I) no asbestos or asbestos-containing materials have been installed, used incorporated into or disposed of on the Leased Premises; (ii) no polychlorinated biphenyls (“PCBs”) are located on or in the building in the form of electrical transformers, fluorescent light fixtures with ballasts, cooling oils or any other device or form; and (iii) no investigation, administrative order, consent order or agreement, litigation or settlement with respect to Substances is proposed, threatened, anticipated or in existence with respect to the building, or in or about the property of which the building is a part.
Landlord agrees to defend, indemnify and hold harmless Tenant, its directors, officers, employees, agents, contractors, subcontractors, licensees, invitees, successors and assigns from and against any and all claims, demands, judgments, damages, actions, causes of action, injuries, administrative orders, consent agreements and orders, liabilities, penalties, costs and expenses f any kind whatsoever, including claims arising out of loss of life, injury to persons, property or business or damages to natural resources in connection with the activities of Landlord or parties in a contractual relationship with Landlord, and which (I) arises out of the actual, alleged or threatened discharge, dispersal, release, storage, treatment, generation, disposal or escape of Substances in the building or in or about the property of which the building is a part; (ii) actually or allegedly arises out of the use, specification or inclusion of any product, material or process containing chemicals, the failure to detect the existence or proportion of chemicals in the soil, air, surface water or ground water or the performance or failure to perform the abatement of any pollution source or the replacement or removal of any soil, water, surface water or ground water containing chemicals; or (iii) arises out of any duty to pay for the cleanup or removal of any Substance or material from the building or the property upon which the same is located, under any federal, state or local laws.

Section 9.19. Subrogation. Anything to the contrary in this Lease notwithstanding, neither party, nor its officers, directors, employees, agents or invitees, shall be liable to the other party or to any insurance company (by way of subrogation or otherwise) insuring the other party for any loss or damage to any building, structure or other tangible property, when such loss is caused by any of the perils which are or could be insured against under a standard policy of full replacement cost insurance providing coverage at lease as broad as the Insurance Offices Causes of Loss, “Special Form”, even though such loss or damage might have been occasioned by the negligence of such party, its agents or employees (this clause shall not apply, however, to any damage caused by intentionally wrongful actions or omissions).
9.20 Dispute Resolution. In the event of a dispute between the Landlord and Tenant regarding any provision of this lease, the parties agree to the following dispute resolution procedure: (a) the parties will first try to resolve their dispute by mediation pursuant to Indiana rules of court governing alternative dispute resolution; (b) in the event mediation fails, the parties shall submit their dispute to arbitration pursuant to the Indiana Arbitration Act as amended from time to time. Each party shall bear their own costs of mediation or arbitration.
IN WITNESS WHEREOF, Whittymore, LLC, Landlord, and Cereplast, Inc., Tenant, each in the presence of the undersigned witnesses, have executed this Lease Agreement on the dates below indicated, but effective as of the date of execution of the last party to sign this document.

LANDLORD

Whittymore, LLC

/s/ Dillard Whittymore III

Dillard Whittymore III, Managing Member
Dated: 11/29, 2007

TENANT

Cereplast, Inc

By:	/s/ Frederic Scheer

Frederic Scheer, CEO

By:

(Printed)
Dated: November 29, 2007
This instrument prepared by

Jeffrey J. Lorenzo, Esq.	and	David W. Paugh, Esq.
Attorney at Law		Attorney at Law
208 West Second Street		308 West Second Street
Seymour, IN 47274		Seymour, IN 47274
(812) 524-9000		(812) 522-4109

Exhibit A
Legal description.

DESCRIPTION OF PARCEL FROM SEYMOUR INDUSTRIAL CORPORATION TO FOURTH STREET LEASING
A PART OF THE SOUTH HALF OF SECTION 9, TOWNSHIP 6 NORTH, RANGE 6 EAST, JACKSON COUNTY, INDIANA, MORE PARTICULARLY DESCRIBED AS FOLLOWS:
COMMENCING AT THE SOUTHWEST CORNER OF SECTION 9, TOWNSHIP 6 NORTH, RANGE 6 EAST; THENCE NORTH ALONG THE WEST LINE, 1,034.00 FEET TO THE INDIAN BOUNDARY LINE; THENCE ALONG THE INDIAN BOUNDARY LINE, NORTH 56 DEGREES 10 MINUTES 00 SECONDS EAST, 1,184.14 FEET TO THE CENTERLINE OF OLD VERNON TO BEDFORD ROAD, (THE ABOVE PORTION OF THIS DESCRIPTION BEGINNING WITH THE WORDS “COMMENCING AT...” IS QUOTED FROM DEED RECORD 235, PAGE 501, AS FOUND RECORDED IN THE OFFICE OF THE RECORDER OF JACKSON COUNTY, INDIANA; THENCE SOUTH 67 DEGREES 06 MINUTES 01 SECONDS EAST ALONG THE APPROXIMATE CENTER LINE OF COUNTY ROAD 650 NORTH, A DISTANCE OF 85.00 FEET TO A P.K. NAIL, FOUND IN PLACE: THENCE CONTINUING SOUTH 67 DEGREES 06 MINUTES 01 SECONDS EAST ALONG THE APPROXIMATE CENTER LINE OF COUNTY ROAD 650 NORTH, A DISTANCE OF 342.59 FEET TO A P.K. NAIL, FOUND IN PLACE: THENCE SOUTH 68 DEGREES 55 MINUTES 20 SECONDS EAST ALONG THE APPROXIMATE CENTER LINE OF COUNTY ROAD 650 NORTH. A DISTANCE OF 504.40 FEET TO A P.K. NAIL, PLACED THIS SURVEY (THE AFORMENTIONED WORDS BEGINNING WITH “COMMENCING AT...” ARE COPIED DIRECTLY FROM DEED RECORD 246, PAGES 938-940) AT THE SOUTHWEST CORNER OF THE PARCEL DESCRIBED IN DEED RECORD 246, PAGES 938-940; THENCE ALONG THE SOUTH LINE OF SAID PARCEL THE FOLLOWING THREE COURSES, SOUTH 68 DEGREES 19 MINUTES 08 SECONDS EAST 440.73 FEET TO A FOUND P.K. NAIL; THENCE SOUTH 69 DEGREES 39 MINUTES 11 SECONDS EAST 214.53 FEET TO A SET P.K. NAIL; THENCE SOUTH 68 DEGREES 26 MINUTES 56 SECONDS EAST 212.78 FEET TO A SET P.K. NAIL; THENCE NORTH 00 DEGREES 22 MINUTES 09 SECONDS EAST 32.17 FEET TO A SET 5/8” CAPPED IRON PIN AT THE POINT OF BEGINNING; THENCE CONTINUING NORTH 00 DEGREES 22 MINUTES 09 SECONDS EAST 786.03 FEET TO A SET 5/8” CAPPED IRON PIN ON THE NORTH LINE OF THE PARCEL DESCRIBED IN DEED RECORD 246, PAGES 938-940; THENCE ALONG THE NORTH AND EAST LINES OF SAID PARCEL THE FOLLOWING THREE COURSES, SOUTH 81 DEGREES 42 MINUTES 42 SECONDS EAST 416.89 FEET TO A FOUND 5/8” IRON PIN; THENCE SOUTH 68 DEGREES 48 MINUTES 19 SECONDS EAST 184.58 FEET TO A FOUND 5/8” IRON PIN; THENCE SOUTH 00 DEGREES 22 MINUTES 09 SECONDS WEST 917.04 FEET TO A SET 5/8” CAPPED IRON PIN; THENCE NORTH 61 DEGREES 23 MINUTES 04 SECONDS WEST 94.52 FEET TO A SET 5/8” CAPPED IRON PIN; THENCE NORTH 67 DEGREES 53 MINUTES 19 SECONDS WEST 350.42 FEET TO A SET 5/8” CAPPED IRON PIN; THENCE NORTH 68 DEGREES 26 MINUTES 56 SECONDS WEST 237.28 FEET TO THE POINT OF BEGINNING, CONTAINING 12.450 ACRES, MORE OR LESS, SUBJECT TO THE RIGHT-OF-WAY FOR AN ELECTRIC TRANSMISSION LINE, AND ALL OTHER LEGALLY ESTABLISHED RIGHTS-OF-WAY AND EASEMENTS.

Exhibit B
Architectural drawings provided by Landlord.

Addendum
Upgrades or changes by Landlord
1. Landlord will add additional paved parking to the existing 18 spaces for 50-75 spaces within 6 months of occupancy.
2. Landlord will pave exit / rail access area which is now packed gravel. (It is not paved currently because it would need to be ripped up for rail installation.) This will be done in coordination with Tenant and be based upon schedule for rail spur addition.
3. Landlord will provide updated Phase 1 environmental report prior to lease execution.
Other Improvements
Rail spur access will be granted and made available.
1. This is to be coordinated with State of Indiana economic authorities, but assumption is CSX will approve a design and issue letter stating this. It will cost approximately $400,000 to increase length to reach the site and add dual spur. One-half of this will be paid for by a State grant. CSX will likely require the remaining one-half be in paid cash and returned in rebates, but it is expected that the City and County will pay for this and be reimbursed in rebates from CSX so Tenant is not out cash for rail spur construction.
2. Utilities. Duke Power will make available up to 5,000 amps of power as needed. It will require Tenant to coordinate with Duke Energy for correct transformer sizing.
Other
The lease and right of first refusal would be subject to the site, facilities and structures satisfactorily passing an environmental review that Tenant may require or as documented in an updated Phase I environmental report provided by the Landlord. Required environmental permitting for Tenant’s operations shall be its own responsibility.
Expansion option
1. At Tenant’s request, Landlord will construct and make available a ‘mirror image’ 105,000 square-foot building directly adjacent to the existing building within 9 months of Tenant’s request, barring unforeseen circumstances.
2. The lease term length for the new structure will be 7 years.
3. The terms of this lease will be the same as for the existing structure (property tax included, building insurance included, no CAM included or business personal property tax or personal effects insurance, one year break fee, etc.)
4. Lease price. Because Landlord cannot be certain when Tenant will request the construction of an additional building similar to the current demised premises, it cannot predict future interest rates, costs of construction, materials, availability of labor, etc. Landlord will agree to negotiate these items at the time that Tenant makes its request for the construction of an additional building.
5. Cereplast and owner may discuss and agree to an expansion building that varies in some way from existing building. If so, then adjustments to the lease rate may be needed and will be based on the above as a reference.
6. Expansion Building will include same core building infrastructure such as loading gates, sprinkler systems, parking spaces, office area, washrooms and the like.